NEWS RELEASE

Contact:

Kim Plaskett
Greyhound Lines, Inc.
Phone: 972-789-7202

Sarah Lewensohn
Laidlaw International, Inc
630-848-3120

GREYHOUND TO EXAMINE OPTIONS AFTER AMALGAMATED TRANSIT UNION MEMBERS FAIL TO RATIFY CONTRACT

DALLAS (April 2, 2007) – Greyhound Lines, Inc., a wholly owned subsidiary of Laidlaw International, Inc. (NYSE: LI), today announced the Amalgamated Transit Union (ATU) National Local 1700 informed the company that the members failed to ratify a new contract. The current contract expires April 15, 2007.

“We are disappointed in the outcome of the vote because we provided a fair offer to our ATU-represented employees. We believe our offer addressed the issues that employees have told us are important to them, including improved wages and more affordable health care,” said Steve Gorman, president and CEO, Greyhound Lines, Inc.

The ATU represents 3,300 employees, including drivers and about half of the company’s mechanics.

Greyhound is the largest North American provider of intercity bus transportation, serving more than 2,400 destinations with 16,000 daily departures across the continent. The company also provides Greyhound PackageXpress (GPX), as well as charters and shore services. For fare and schedule information and to buy tickets call 1-800-231-2222 or visit the Web site at www.greyhound.com.

Laidlaw International, Inc. is a holding company for North America’s largest providers of school and inter-city bus transport services and a leading supplier of public transit services. The company’s businesses operate under the brands: Laidlaw Education Services, Greyhound Lines, Greyhound Canada and Laidlaw Transit. The company’s shares trade on the New York Stock Exchange (NYSE: LI). For more information on Laidlaw International, visit the Web site: www.laidlaw.com.

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